News Release

Contacts
Investors	Carl Kraus	904-357-9158
Media	Helen Rowan	904-357-9806

For release at 8:00 a.m. EST

January 27, 2009

Rayonier Reports Solid 2008 Results

JACKSONVILLE, Fla., January 27, 2009 – Rayonier (NYSE:RYN) today reported fourth quarter income from continuing operations of $42 million, or 53 cents per share, compared to $35 million, or 44 cents per share, in the prior year period. Full year 2008 income from continuing operations was $160 million, or $2.01 per share, compared to $173 million, or $2.19 per share, in 2007. Full year 2008 results include $2 million of fuel oil mark-to-market losses and $6 million of additional depletion related to our second quarter timberland acquisition. The 2007 results include a special item charge for timber damaged by forest fires of $1 million, or 1 cent per share, during the fourth quarter and $11 million, or 14 cents per share, for the full year.

For the full year, cash provided by operating activities was $340 million compared to $324 million in 2007. Cash available for distribution1 was $210 million compared to $236 million in 2007. (See Schedule I for further details.) In 2008, cash dividends on common stock totaled $157 million, or $2.00 per share.

Lee M. Thomas, Chairman, President and CEO said, “We performed well in 2008 despite the challenging economic conditions facing our timber and real estate segments due to weakness in the housing market. Our Performance Fibers business delivered solid results in meeting strong market demand. We also executed our strategy to upgrade our timberland portfolio by acquiring 110,000 acres in Washington and New York while selling approximately 50,000 acres of non-strategic timberlands at favorable prices.”

Fourth quarter net income was $44 million, or 55 cents per share compared to $34 million, or 44 cents per share, in 2007. Full year net income was $152 million, or $1.91 per share compared to $174 million, or $2.21 per share, in 2007. Full year net income includes a loss from discontinued operations of $8 million, or 10 cents per share, compared to a $1 million gain, or 2 cents per share, in 2007. The 2008 loss from discontinued operations includes a one-time tax charge of $10 million, or 13 cents per share, related to the planned sale of our New Zealand holdings.

Timber

Fourth quarter 2008 sales of $52 million increased $6 million from the prior year period, while operating income of $10 million decreased $1 million. Full year 2008 sales and operating income of $190 million and $31 million declined $19 million and $37 million, respectively from 2007. For comparative purposes, the 2007 fourth quarter and full year results exclude the loss for timber damaged by forest fires discussed above.

In the Western region, sales and operating income were down for the quarter and year primarily due to lower prices resulting from the weak housing market and an oversupply of salvaged timber from a December 2007 storm. Additionally, compared to prior year periods, operating income included $3 million and $6 million for the quarter and year, respectively, of higher depletion expense resulting from a second quarter timberland acquisition.

In the Eastern region, sales and operating income were higher for the quarter and year compared to prior year periods. The results in both 2008 periods reflect higher volumes and a sales mix shift from sawtimber to lower-margin pulpwood in response to the weak housing market and strong pulpwood demand. Additionally, operating income for the quarter and year benefited from an increase in recreational license income.

Real Estate

For the quarter, sales of $48 million and operating income of $30 million were $38 million and $24 million above 2007, respectively, primarily due to 28,000 acres of non-strategic timberland sales slightly offset by lower average prices for rural properties.

Full year sales of $127 million were $11 million above prior year while operating income of $80 million declined $13 million reflecting a mix shift from development and rural properties to non-strategic timberlands.

Performance Fibers

For the quarter, sales of $225 million increased $26 million, while operating income of $32 million decreased $8 million from the prior year period. Significantly higher input and transportation costs more than offset the benefits of increased prices, a cost-based surcharge and lower depreciation expense. The quarter was also negatively impacted by $4 million of mark-to-market losses on fuel oil hedges.

Full year sales and operating income of $798 million and $149 million increased $75 million and $8 million from the prior year, respectively. Higher prices, improved cellulose specialty volumes and lower depreciation expense more than offset increased input and transportation costs and mark-to-market losses on fuel oil hedges.

Other Items

For the quarter and year, corporate expenses were down $2 million and $6 million from prior year periods, respectively, due to lower incentive compensation expense and cost reduction measures.

Interest expense, for the quarter and year, declined $2 million and $11 million from prior year periods, respectively. The quarter benefited from reduced rates and lower average debt balances. For the year, lower interest rates more than offset higher average debt balances from the strategic timberland acquisitions. In addition, full year interest expense benefited from a favorable IRS settlement.

Fourth quarter effective tax rates from continuing operations before discrete items were 12.9 percent and 7.9 percent in 2008 and 2007, respectively. Full year comparable rates were 15.2 percent and 13.3 percent in 2008 and 2007, respectively. The increased rates in 2008 were due to proportionately higher earnings from the Company’s taxable REIT subsidiary.

Including discrete items, the effective tax rates from continuing operations for the quarter and year were 13.6 percent and 11.3 percent compared to a benefit of 3.9 percent and expense of 11.8 percent in 2007, respectively. (See Schedule K for further details.)

Outlook

“Despite uncertain economic times, we expect our diverse mix of businesses to generate strong cash flows well in excess of our $2.00 per share dividend. With conservative debt levels, manageable debt maturities and a solid balance sheet, we should have significant operating flexibility,” said Thomas.

“Due to the weak economy, we anticipate 2009 results will be below 2008 across our three major business units,” said Thomas. “We expect that the weakened housing market will negatively impact our timber and real estate businesses, but anticipate continued interest in our non-strategic timberlands. In Performance Fibers, earnings are expected to be solid although below 2008 as strong demand for our cellulose specialties products is more than offset by higher costs and weakening fluff prices.”

Further Information

A conference call will be held on Tuesday, January 27, 2009 at 2:00 p.m. EST to discuss these results. Interested parties are invited to listen to the live webcast by logging on to www.rayonier.com and following the link. Investors may also choose to access the conference call by dialing (888) 790-3052, password: Rayonier. Supplemental materials are available at the website. A replay will be available on the site shortly after the call.

For further information, visit the company’s website at www.rayonier.com. Complimentary copies of Rayonier press releases and other financial documents are also available by mail or fax by calling 1-800-RYN-7611.

[1]	Cash available for distribution (CAD) is a non-GAAP measure defined and reconciled to GAAP in the attached exhibits.

Rayonier is a leading international forest products company with three core businesses: Timber, Real Estate and Performance Fibers. The company owns, leases or manages 2.6 million acres of timber and land in the United States and New Zealand. The company’s holdings include approximately 200,000 acres with residential and commercial development potential along the fast-growing Interstate 95 corridor between Savannah, Georgia, and Daytona Beach, Florida. Its Performance Fibers business is one of the world’s leading producers of high-value specialty cellulose fibers. Approximately 40 percent of the company’s sales are outside the U.S. to customers in approximately 40 countries. Rayonier is structured as a real estate investment trust. More information is available at www.rayonier.com.

Certain statements in this document regarding anticipated financial outcomes including earnings guidance, if any, business and market conditions, outlook and other similar statements relating to Rayonier's future financial and operational performance, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are identified by the use of words such as “may,” “will,” “should,” “expect,” “estimate,” “believe,” “anticipate” and other similar language. Forward-looking statements are not guarantees of future performance and undue reliance should not be placed on these statements.

The following important factors, among others, could cause actual results to differ materially from those expressed in forward-looking statements that may have been made in this document: the effect of the current financial crisis, which is impacting many areas of our economy, including the availability and cost of credit, pricing of raw materials and energy and demand for our products and real estate; the cyclical and competitive nature of the industries in which we operate; fluctuations in demand for, or supply of, our forest products and real estate offerings; entry of new competitors into our markets; changes in global economic conditions and world events, including political changes in particular regions or countries; changes in energy and raw material prices, particularly for our performance fibers and wood products businesses; impacts of the rising cost of fuel, including the cost and availability of transportation for our products, both domestically and internationally, and the cost and availability of third party logging and trucking services; unanticipated equipment maintenance and repair requirements at our manufacturing facilities; the geographic concentration of a significant portion of our timberland; our ability to identify, finance and complete timberland acquisitions; changes in environmental laws and regulations, including laws regarding air emissions and water discharges, remediation of contaminated sites, timber harvesting, delineation of wetlands, and endangered species, that may restrict or adversely impact our ability to conduct our business, or increase the cost of doing so; adverse weather conditions, natural disasters and other catastrophic events such as hurricanes, wind storms and wildfires, which can adversely affect our timberlands and the production, distribution and availability of our products and raw materials such as wood, energy and chemicals; interest rate and currency movements; our capacity to incur additional debt, and any decision we may make to do so; changes in tariffs, taxes or treaties relating to the import and export of our products or those of our competitors; the ability to complete like-kind-exchanges of property; changes in key management and personnel; our ability to continue to qualify as a REIT and to fund distributions using cash generated through our taxable REIT subsidiaries; and changes in tax laws that could reduce the benefits associated with REIT status.

In addition, specifically with respect to our Real Estate business, the following important factors, among others, could cause actual results to differ materially from those expressed in forward-looking statements that may have been made in this document: the cyclical nature of the real estate business generally, including fluctuations in demand for both entitled and unentitled property; the lengthy, uncertain and costly process associated with the ownership, entitlement and development of real estate, especially in Florida, which also may be affected by changes in law, policy and political factors beyond our control; the potential for legal challenges to entitlements and permits in connection with our properties; unexpected delays in the entry into or closing of real estate transactions; the existence of competing developers and communities in the markets in which we own property; the pace of development and the rate and timing of absorption of existing entitled property in the markets in which we own property; changes in the demographics affecting projected population growth and migration to the Southeastern U.S.; changes in environmental laws and regulations, including laws regarding water withdrawal and management and delineation of wetlands, that may restrict or adversely impact our ability to sell or develop properties; the cost of the development of property generally, including the cost of property taxes, labor and construction materials; the timing of construction and availability of public infrastructure; and the availability of financing for real estate development and mortgage loans.

Additional factors are described in the company's most recent Form 10-K on file with the Securities and Exchange Commission. Rayonier assumes no obligation to update these statements except as is required by law.

# # #

50 N. Laura Street, Jacksonville, FL 32202	904-357-9100

RAYONIER

FINANCIAL HIGHLIGHTS

DECEMBER 31, 2008 (unaudited)

(millions of dollars, except per share information)

	Three Months Ended			Year Ended
	December 31, 2008	September 30, 2008	December 31, 2007	December 31, 2008	December 31, 2007
Profitability
Sales	$353.9	$308.1	$281.5	$1,232.1	$1,171.5
Operating income	$60.8	$49.0	$43.6	$223.1	$245.3
Pro forma operating income (a)	$60.8	$49.0	$44.4	$223.1	$256.2
Income from continuing operations	$42.1	$39.7	$34.9	$159.6	$173.2
Income/(loss) from discontinued operations	$2.2	$(9.9)	$(0.5)	$(7.6)	$1.1
Net income	$44.3	$29.8	$34.4	$152.0	$174.3
Income per diluted common share
Continuing operations	$0.53	$0.50	$0.44	$2.01	$2.19
Pro forma income from continuing operations (a)	$0.53	$0.50	$0.45	$2.01	$2.33
Net income	$0.55	$0.37	$0.44	$1.91	$2.21
Pro forma operating income as a percent of sales (a)	17.2%	15.9%	15.8%	18.1%	21.9%
Adjusted ROE (a)	N/M	N/M	N/M	16.8%	19.4%
Average diluted shares (millions)	79.4	79.6	79.3	79.4	78.9

	Year Ended December 31,
	2008	2007
Capital Resources and Liquidity
Cash provided by operating activities	$340.2	$324.0
Cash used for investing activities	$(330.4)	$(126.0)
Cash used for financing activities	$(128.3)	$(57.8)
Adjusted EBITDA (b) (d)	$405.5	$418.5
Cash Available for Distribution (CAD) (c) (d)	$210.4	$235.5
Dividends per share	$2.00	$1.94

	12/31/08	12/31/07
Debt	$771.0	$749.8
Debt / capital	45.5%	43.3%
Cash	$61.7	$181.1

(a), (b), (c) and (d), see Schedule B.

- A -

RAYONIER

FOOTNOTES FOR SCHEDULE A

DECEMBER 31, 2008 (unaudited)

(a)	Pro forma operating income, pro forma income from continuing operations and adjusted ROE are non-GAAP measures. See Schedule I for reconciliation to the nearest GAAP measure.

(b)	Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, depletion, amortization and the non-cash cost basis of real estate sold. Adjusted EBITDA is a non-GAAP measure of the operating cash generating capacity of the Company. See reconciliation on Schedule J.

(c)	Cash Available for Distribution (CAD) is defined as cash provided by operating activities less capital spending, adjusted for the tax benefits associated with certain strategic acquisitions, the change in committed cash, less cash provided by discontinued operations and other items which include the proceeds from matured energy forward contracts and the change in capital expenditures purchased on account. CAD is a non-GAAP measure of cash generated during a period that is available for dividend distribution, repurchase of the Company’s common shares, debt reduction and for strategic acquisitions net of associated financing. See reconciliation on Schedule I.

(d)	Management considers these measures to be important to estimate the enterprise and shareholder values of the Company as a whole and of its core segments, and for allocating capital resources. In addition, analysts, investors and creditors use these measures when analyzing the financial condition and cash generating ability of the Company.

- B -

RAYONIER

CONDENSED STATEMENTS OF CONSOLIDATED INCOME

DECEMBER 31, 2008 (unaudited)

(millions of dollars, except per share information)

	Three Months Ended			Year Ended
	December 31, 2008	September 30, 2008	December 31, 2007	December 31, 2008	December 31, 2007
Sales	$353.9	$308.1	$281.5	$1,232.1	$1,171.5

Costs and expenses
Cost of sales (a)	280.6	243.6	224.0	953.9	870.1
Selling and general expenses	16.6	16.1	18.0	64.3	66.6
Other operating income, net	(4.1)	(0.6)	(4.1)	(9.2)	(10.5)

Operating income (a)	60.8	49.0	43.6	223.1	245.3
Interest expense	(11.9)	(10.5)	(14.1)	(45.3)	(56.3)
Interest and other (expense)/income, net	(0.2)	0.3	4.1	2.1	7.3

Income before taxes	48.7	38.8	33.6	179.9	196.3
Income tax (expense)/benefit	(6.6)	0.9	1.3	(20.3)	(23.1)

Income from continuing operations	42.1	39.7	34.9	159.6	173.2
Income/(loss) from discontinued operations, net	2.2	(9.9)	(0.5)	(7.6)	1.1

Net income	$44.3	$29.8	$34.4	$152.0	$174.3

Income per Common Share:
Basic
Continuing operations	$0.53	$0.51	$0.45	$2.03	$2.23

Net income	$0.56	$0.38	$0.44	$1.94	$2.25

Diluted
Continuing operations	$0.53	$0.50	$0.44	$2.01	$2.19

Net income	$0.55	$0.37	$0.44	$1.91	$2.21

Pro forma income from continuing operations (b)	$0.53	$0.50	$0.45	$2.01	$2.33

Weighted average Common Shares used for determining
Basic EPS	78,690,532	78,580,895	77,969,013	78,476,635	77,571,684

Diluted EPS	79,406,271	79,571,363	79,264,982	79,429,233	78,920,284

(a)	Cost of sales and operating income for the three months and year ended December 31, 2007 included a $0.8 million and $10.9 million charge, respectively, for timber destroyed by forest fires. Cost of sales and operating income for the three months and year ended December 31, 2007, excluding the fire losses were $223.2 million and $44.4 million and $859.2 million and $256.2 million, respectively.

(b)	Non-GAAP measure, see Schedule I for a reconciliation to the nearest GAAP measure.

- C -

RAYONIER

BUSINESS SEGMENT SALES, OPERATING INCOME (LOSS), AND ADJUSTED EBITDA

DECEMBER 31, 2008 (unaudited)

(millions of dollars)

	Three Months Ended			Year Ended
	December 31, 2008	September 30, 2008	December 31, 2007	December 31, 2008	December 31, 2007
Sales
Timber	$51.8	$40.5	$45.7	$189.7	$208.8
Real Estate	48.0	26.0	10.2	126.8	116.3
Performance Fibers
Cellulose specialties	163.0	156.8	143.3	599.5	539.4
Absorbent materials	62.5	53.3	56.0	198.1	182.9

Total Performance Fibers	225.5	210.1	199.3	797.6	722.3

Wood Products	19.0	24.1	20.3	86.5	88.1
Other Operations	9.6	7.4	6.0	31.5	36.0

Total sales	$353.9	$308.1	$281.5	$1,232.1	$1,171.5

Pro forma operating income/(loss) (a)
Timber	$10.3	$(0.6)	$11.3	$30.7	$68.0
Real Estate	29.9	14.0	6.0	80.3	92.8
Performance Fibers	31.8	43.0	39.8	148.6	141.0
Wood Products	(3.8)	0.3	(2.9)	(6.4)	(8.4)
Other Operations	(0.1)	(0.3)	(0.1)	(0.2)	(1.2)
Corporate and other	(7.3)	(7.4)	(9.7)	(29.9)	(36.0)

Pro forma operating income (a)	$60.8	$49.0	$44.4	$223.1	$256.2

Adjusted EBITDA by Segment (b)
Timber	$36.1	$18.3	$30.6	$115.5	$143.9
Real Estate	44.0	22.2	7.7	112.5	106.2
Performance Fibers	49.9	57.1	58.5	204.8	209.4
Wood Products	(2.1)	1.5	(1.5)	(0.7)	(2.3)
Other Operations	2.0	0.4	(1.6)	3.0	(3.0)
Corporate and other	(7.3)	(7.3)	(9.4)	(29.6)	(35.7)

Total	$122.6	$92.2	$84.3	$405.5	$418.5

(a)	Timber segment pro forma operating income excludes the $0.8 million and $10.9 million fire loss for the three months and year ended December 31, 2007, respectively. Pro forma operating income is a non-GAAP measure, see Schedule I for a reconciliation to the nearest GAAP measure.

(b)	Adjusted EBITDA is a non-GAAP measure, see Schedule J for reconciliation to nearest GAAP measure.

- D -

RAYONIER

CONDENSED CONSOLIDATED BALANCE SHEETS AND STATEMENTS OF CASH FLOWS

DECEMBER 31, 2008 (unaudited)

(millions of dollars)

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2008	December 31, 2007
Assets
Current assets	$326.9	$396.2
Timber and timberlands, net of depletion and amortization	1,255.0	1,117.2
Property, plant and equipment	1,392.5	1,340.2
Less - accumulated depreciation	(1,041.8)	(994.4)

	350.7	345.8

Investment in New Zealand JV	—	62.8
Other assets	157.9	157.0

	$2,090.5	$2,079.0

Liabilities and Shareholders' Equity
Current liabilities	$162.9	$218.4
Long-term debt	770.3	694.3
Non-current liabilities for dispositions and discontinued operations	96.4	103.6
Other non-current liabilities	137.0	81.6
Shareholders' equity	923.9	981.1

	$2,090.5	$2,079.0

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
	Year Ended
	December 31, 2008	December 31, 2007
Cash provided by operating activities:
Net Income	$152.0	$174.3
Depreciation, depletion, amortization and non-cash basis of real estate sold	179.4	163.3
Non-cash charge for forest fire losses	—	10.4
Other non-cash items included in income	31.8	4.2
Changes in working capital and other assets and liabilities	(23.0)	(28.2)

	340.2	324.0

Cash used for investing activities:
Capital expenditures	(104.8)	(97.0)
Purchase of timberlands, real estate and wood chipping facilities	(234.0)	(27.2)
Decrease / (increase) in restricted cash	8.5	(8.8)
Other	(0.1)	7.0

	(330.4)	(126.0)

Cash used for financing activities:
Borrowings, net of repayments and issuance costs	21.1	69.2
Dividends paid	(157.0)	(150.6)
Issuance of common shares	8.3	18.9
Repurchase of common shares	(3.9)	(3.2)
Excess tax benefits from equity-based compensation	3.2	7.9

	(128.3)	(57.8)

Effect of exchange rate changes on cash	(0.9)	0.7

Cash and cash equivalents:
(Decrease) / increase in cash and cash equivalents	(119.4)	140.9
Balance, beginning of year	181.1	40.2

Balance, end of year	$61.7	$181.1

- E -

RAYONIER

SELECTED SUPPLEMENTAL FINANCIAL DATA

DECEMBER 31, 2008 (unaudited)

(millions of dollars)

Debt Maturity Schedule at December 31, 2008

Instrument & Rates	Total	2009		2010	2011	2012	2013	2014	Thereafter
Installment Notes (8.39% - 8.64%)	$327.6	$122.0	*	$—	$93.1	$—	$—	$112.5	$—
Senior Exchangeable Notes (3.75%)	300.0	—		—	—	300.0	—	—	—
Revolving Credit Facility ** (Libor + 40)	100.0	—		—	100.0	—	—	—	—

Tax Exempt Debt
Nassau County ***
(1.30%)	23.1	—		—	—	23.1	—	—	—
(6.20%)	5.3	0.6		0.7	0.7	0.7	0.8	0.9	0.9
Wayne County *** (1.725%)	15.0	—		—	—	—	—	—	15.0

	$771.0	$122.6		$0.7	$193.8	$323.8	$0.8	$113.4	$15.9

*	Due December 31, 2009.
**	$250 million total; $144 million available ($6 million is unavailable due to standby letters of credit outstanding as of December 31, 2008).
***	Rate set weekly (as of December 31, 2008).

- F -

RAYONIER

SELECTED SUPPLEMENTAL SHAREHOLDERS' EQUITY DATA

DECEMBER 31, 2008 (unaudited)

(in millions, except per share information)

SHAREHOLDERS' EQUITY:

	Common Shares		Retained Earnings	Accumulated Other Comprehensive (Loss)/Income	Shareholders' Equity
	Shares	Amount
Balance, December 31, 2006	76.9	$450.6	$496.0	$(28.6)	$918.0
Net Income	—	—	174.3	—	174.3
Dividends ($1.94 per share)	—	—	(151.0)	—	(151.0)
Issuance of shares	1.4	18.9	—	—	18.9
Stock-based compensation expense	—	13.5	—	—	13.5
Net loss from pension and postretirement plans	—	—	—	(4.0)	(4.0)
Foreign currency translation adjustment	—	—	—	7.0	7.0
Other	(0.1)	4.4	—	—	4.4

Balance, December 31, 2007	78.2	$487.4	$519.3	$(25.6)	$981.1
Net Income	—	—	152.0	—	152.0
Dividends ($2.00 per share)	—	—	(157.3)	—	(157.3)
Issuance of shares	0.7	8.3	—	—	8.3
Stock-based compensation expense	—	13.3	—	—	13.3
Net loss from pension and postretirement plans	—	—	—	(65.5)	(65.5)
Benefit plan amendment	—	—	—	16.4	16.4
Foreign currency translation adjustment	—	—	—	(23.5)	(23.5)
Other	(0.1)	(0.9)	—	—	(0.9)

Balance, December 31, 2008	78.8	$508.1	$514.0	$(98.2)	$923.9

MARKET PRICES OF OUR COMMON SHARES; DIVIDENDS:

	High	Low	Dividends
2008
Fourth Quarter	$47.09	$26.58	$0.50
Third Quarter	$49.54	$40.60	$0.50
Second Quarter	$48.00	$41.88	$0.50
First Quarter	$47.37	$35.36	$0.50

2007
Fourth Quarter	$49.16	$42.46	$0.50
Third Quarter	$49.55	$38.17	$0.50
Second Quarter	$45.77	$42.35	$0.47
First Quarter	$46.31	$39.83	$0.47

- G -

RAYONIER

SELECTED SUPPLEMENTAL FINANCIAL DATA AND OPERATING INFORMATION

DECEMBER 31, 2008 (unaudited)

	Three Months Ended			Year Ended
	December 31, 2008	September 30, 2008	December 31, 2007	December 31, 2008	December 31, 2007
Timber
Sales
Western U.S.	$16.4	$16.6	$20.1	$77.7	$104.4
Eastern U.S.	35.4	23.9	25.6	112.0	104.4

Total	$51.8	$40.5	$45.7	$189.7	$208.8

Pro forma operating (loss) / income (a)
Western U.S. (b)	$(2.1)	$(2.0)	$5.7	$11.8	$49.7
Eastern U.S. (a)	13.4	1.5	6.0	20.6	19.9
Other Timber	(1.0)	(0.1)	(0.4)	(1.7)	(1.6)

Total	$10.3	$(0.6)	$11.3	$30.7	$68.0

(a)	Timber segment pro forma operating income excludes the $0.8 million and $10.9 million fire loss for the three months and year ended December 31, 2007, respectively. Pro forma operating income is a non-GAAP measure, see Schedule I for a reconciliation to the nearest GAAP measure.

(b)	The three months and year ended December 31, 2008 include $3 million and $6 million of additional timber depletion expense resulting from a second quarter 2008 timberland acquisition in the Western U.S.

	Three Months Ended			Year Ended
	December 31, 2008	September 30, 2008	December 31, 2007	December 31, 2008	December 31, 2007
Timber
Sales Volume
Western U.S. in millions of board feet	48	48	47	232	254
Eastern U.S. in thousands of short green tons	2,140	1,508	1,615	6,824	6,168

Real Estate
Acres sold
HBU Development	160	294	351	501	4,356
HBU Rural	1,064	2,849	860	15,845	12,817
Non-Strategic Timberlands	28,584	10,917	—	49,801	—

Total	29,808	14,060	1,211	66,147	17,173

Performance Fibers
Sales Volume
Cellulose specialties, in thousands of metric tons	122	124	123	471	467
Absorbent materials, in thousands of metric tons	79	67	75	253	259
Production as a percent of capacity	102.8%	102.1%	99.4%	100.0%	99.1%

Lumber
Sales volume, in millions of board feet	76	84	81	321	329

- H -

RAYONIER

RECONCILIATION OF NON-GAAP MEASURES

DECEMBER 31, 2008 (unaudited)

(millions of dollars, except per share information)

CASH AVAILABLE FOR DISTRIBUTION:

	Year Ended
	December 31, 2008	December 31, 2007
Cash provided by operating activities	$340.2	$324.0
Capital expenditures (a)	(104.8)	(97.0)
Change in committed cash	(10.0)	16.9 (b)
Like-kind exchange tax benefits on real estate sales (c)	(12.1)	(3.9)
Other	(2.9)	(4.5)

Cash Available for Distribution	$210.4	$235.5

(a)	Capital spending excludes strategic acquisitions.

(b)	Primarily 2006 interest paid in 2007 and previously reflected as a reduction in 2006 CAD.

(c)	Represents taxes that would have been paid if the Company had not completed LKE transactions.

PRO FORMA OPERATING INCOME AND INCOME FROM CONTINUING OPERATIONS:

	Three Months Ended
	December 31, 2008		September 30, 2008		December 31, 2007
	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share
Operating Income	$60.8		$49.0		$43.6
Forest fire loss	—		—		0.8

Pro Forma Operating Income	$60.8		$49.0		$44.4

Income from Continuing Operations	$42.1	$0.53	$39.7	$0.50	$34.9	$0.44
Forest fire loss	—	—	—	—	0.8	0.01

Pro Forma Income from Continuing Operations	$42.1	$0.53	$39.7	$0.50	$35.7	$0.45

	Year Ended
	December 31, 2008		December 31, 2007
	$	Per Diluted Share	$	Per Diluted Share
Operating Income	$223.1		$245.3
Forest fire loss	—		10.9

Pro Forma Operating Income	$223.1		$256.2

Income from Continuing Operations	$159.6	$2.01	$173.2	$2.19
Forest fire loss	—	—	10.9	0.14

Pro Forma Income from Continuing Operations	$159.6	$2.01	$184.1	$2.33

Pro forma income From Continuing Operations	$159.6		$184.1
Divided by: average equity	$952.5		$949.5

Adjusted ROE	16.8%		19.4%

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RAYONIER

RECONCILIATION OF NON-GAAP MEASURES

DECEMBER 31, 2008 (unaudited)

(millions of dollars)

ADJUSTED EBITDA:

	Timber	Real Estate	Performance Fibers	Wood Products	Other Operations	Corporate and other	Total
Three Months Ended December 31, 2008
Cash provided by operating activities	$22.8	$44.1	$63.7	$0.6	$2.6	$(42.6)	$91.2
Income tax expense	—	—	—	—	—	6.9	6.9
Interest, net	—	—	—	—	—	11.4	11.4
Working capital and other	13.3	(0.1)	(13.8)	(2.7)	(0.6)	17.0	13.1

Adjusted EBITDA	$36.1	$44.0	$49.9	$(2.1)	$2.0	$(7.3)	$122.6

September 30, 2008
Cash provided by operating activities	$25.2	$24.4	$47.3	$(0.3)	$8.4	$(11.6)	$93.4
Income tax expense	—	—	—	—	—	9.1	9.1
Interest, net	—	—	—	—	—	10.2	10.2
Working capital and other	(6.9)	(2.2)	9.8	1.8	(8.0)	(15.0)	(20.5)

Adjusted EBITDA	$18.3	$22.2	$57.1	$1.5	$0.4	$(7.3)	$92.2

December 31, 2007
Cash provided by operating activities	$20.0	$6.5	$81.9	$0.3	$(4.3)	$(44.1)	$60.3
Income tax benefit	—	—	—	—	—	(1.3)	(1.3)
Interest, net	—	—	—	—	—	10.2	10.2
Working capital and other	10.6	1.2	(23.4)	(1.8)	2.7	25.8	15.1

Adjusted EBITDA	$30.6	$7.7	$58.5	$(1.5)	$(1.6)	$(9.4)	$84.3

Year Ended
December 31, 2008
Cash provided by operating activities	$114.4	$115.2	$190.9	$(2.0)	$10.3	$(88.6)	$340.2
Income tax expense	—	—	—	—	—	31.4	31.4
Interest, net	—	—	—	—	—	42.5	42.5
Working capital and other	1.1	(2.7)	13.9	1.3	(7.3)	(14.9)	(8.6)

Adjusted EBITDA	$115.5	$112.5	$204.8	$(0.7)	$3.0	$(29.6)	$405.5

December 31, 2007
Cash provided by operating activities	$136.7	$101.2	$228.2	$(0.1)	$(9.1)	$(132.9)	$324.0
Income tax expense	—	—	—	—	—	23.7	23.7
Interest, net	—	—	—	—	—	48.6	48.6
Working capital and other	7.2	5.0	(18.8)	(2.2)	6.1	24.9	22.2

Adjusted EBITDA	$143.9	$106.2	$209.4	$(2.3)	$(3.0)	$(35.7)	$418.5

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RAYONIER

RECONCILIATION OF STATUTORY INCOME TAX TO REPORTED INCOME TAX

DECEMBER 31, 2008 (unaudited)

(millions of dollars, except percentages)

	Continuing Operations
	Three Months Ended						Year Ended
	December 31, 2008		September 30, 2008		December 31, 2007		December 31, 2008		December 31, 2007
	$	%	$	%	$	%	$	%	$	%
Income tax provision at the U.S. statutory rate	$(17.1)	(35.0)	$(13.6)	(35.0)	$(11.8)	(35.0)	$(63.0)	(35.0)	$(68.7)	(35.0)
REIT income not subject to federal tax	12.7	24.3	8.1	20.9	11.5	34.1	40.6	22.1	55.1	28.1
Lost deduction on REIT interest expense and overhead expenses associated with REIT activities	(2.5)	(3.5)	(0.8)	(2.1)	(3.0)	(8.8)	(5.3)	(2.5)	(12.8)	(6.5)
Foreign, state and local income taxes, foreign exchange rate changes and permanent differences	0.7	1.3	0.2	0.6	0.6	1.8	0.4	0.2	0.3	0.1

Income tax expense before discrete items	$(6.2)	(12.9)	$(6.1)	(15.6)	$(2.7)	(7.9)	$(27.3)	(15.2)	$(26.1)	(13.3)
Taxing authority settlements and FIN 48 adjustments	0.4	0.8	3.8	9.7	1.1	3.2	4.1	2.3	(4.4)	(2.2)
Return to accrual adjustment / other	(0.8)	(1.5)	3.2	8.2	2.9	8.6	2.9	1.6	7.4	3.7

Income tax (expense) / benefit	$(6.6)	(13.6)	$0.9	2.3	$1.3	3.9	$(20.3)	(11.3)	$(23.1)	(11.8)

	Discontinued Operations
	Three Months Ended December 31, 2008		Year Ended December 31, 2008
	$	%	$	%
Income tax provision from discontinued operations at U.S. statutory rate	$(0.8)	(35.0)	$(1.2)	(35.0)
NOL valuation allowance (a)	0.4	n/m	(5.4)	n/m
Reversal of APB 23 election (a)	0.1	n/m	(4.3)	n/m
Other	—	n/m	(0.2)	n/m

Income tax expense from discontinued operations	$(0.3)	n/m	$(11.1)	n/m

(a)	The Company's decision to offer its New Zealand operations for sale in the third quarter of 2008 resulted in (1) the establishment of a $5.4 million valuation allowance on a New Zealand net operating loss carryforward, and (2) the reversal of the Company's Accounting Principles Board Opinion 23 election and recognition of a $4.3 million liability for U.S. taxes on unremitted foreign earnings.

n/m = not meaningful

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